AMENDMENT TO PROMISSORY NOTE

         This amendment (this "Amendment") to the Promissory Note entered into on July 8, 2005 (the "Note") by B&D Food Corp. (the "Borrower") in favor of Livorno Investments S.A. (the "Lender") is entered into on May 7, 2007 by and between the Borrower and the Lender.

         WHEREAS On July 8, 2005, the Borrower issued to the Lender the Note in the principal amount of U.S.
$10,000,000 (TEN MILLION US DOLLARS);

         WHEREAS the Note contains a conversion provision allowing the Lender, at its sole option, to convert some or all of the principal and interest owing on the Note into shares of the Borrower's common stock at the rate of U.S. $0.20 per share (the "Provision");

         WHEREAS both the Borrower and the Lender desire to amend the terms of the Provision to adjust the conversion price referenced above from U.S. $0.20 per share to U.S. $0.04 per share;

         THEREFORE in consideration of U.S. $10.00 and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender agree to amend the Note as follows:

         1. The first sentence of the second paragraph of Section 2 (i.e., Prepayment; Conversion) of the Note shall be replaced in its entirely by the following sentence:

                  "At any time prior to or at the time of repayment of this Note by the Company, the Holder may elect to convert some or all of the principal and interest owing on this Note into shares of the Company's common stock at the rate of $0.04 per share."

         Except as amended by this Amendment, the Note shall remain in full force and effect, enforceable in accordance with its terms.

          The parties have executed this Amendment as of the date first written above.


         B&D Food Corp.

         ---------------------------
         By: Yaron Arbell
         Title: CEO

[GRAPHIC Livorno Investments S.A.]

         By: Daniel Ollech
         Title: Director